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Exhibit 10(n)

                                     ALLONGE


THIS ALLONGE to the Promissory Note (the "Note") in the original principal sum of $350,000, dated July 18, 2002, made by Marc Pharmaceuticals, Inc., payable to Joel San Antonio hereby amends the Note to provide that its maturity date shall be extended from May 31, 2004 to September 1, 2004.

All other terms of the Note shall remain in full force and effect.

This Allonge shall be attached to the Note and is hereby made a part thereof.

This Allonge may be signed in counterparts, both of which taken together shall constitute one and the same instrument.

Dated: May 31, 2004



                                              --------------------------------
                                              Joel San Antonio



Acknowledged and agreed:


MARC PHARMACEUTICALS, INC.


By:____________________________
Name:  Robert M. Cohen
Title: President


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